                                   EXHIBIT D




      Consulting Agreement Terms and Provisions, April 21, 1997 - Turchyn

April 21, 1997


Joseph Turchyn
225 Rector Place
Suite PHG
New York, NY 10280


Dear Mr. Turchyn:

This letter will service as an agreement between Industrial Services of America, Inc. ("ISA" or the "Company") and Joseph Turchyn with respect to the retention of Joseph Turchyn to provide financial advisory and investment banking services on behalf of ISA in its interest in acquiring specified companies in the United States (the "target" or the "target company").

1.0   FINANCIAL ADVISORY AND INVESTMENT BANKING SERVICES

1.1 Joseph Turchyn will represent the Company to each of the proposed targets, assist in identifying potential targets, and begin a dialogue with the intent of determining each target's interest in being acquired by ISA or, alternatively, entering into a joint venture or other "partnering" agreement with ISA.

1.2 Upon an indication of interest on the part of a target company, Joseph Turchyn will perform preliminary due diligence and provide ISA with an initial valuation determination. Upon an agreement in principle with a target company, Joseph Turchyn will undertake with ISA a more intensive due diligence review.

1.3 Subject to the approval of ISA, Joseph Turchyn will coordinate final negotiations and transaction documentation with each target company. Joseph Turchyn will assist the Company in selecting local professional services such as legal counsel, accounting, appraisers, etc. and will assist in coordinating certain regulatory and governmental compliance issues.

1.4 Joseph Turchyn will review each transaction as to structure and recommend to the Company any modifications which it believes may be appropriate under the circumstances.


2.0   RETENTION OF JOSEPH TURCHYN

2.1 ISA hereby retains Joseph Turchyn on a non-exclusive basis for a minimum term of twelve (12) months from the date hereof (the "initial term") to perform the services outlined in Section 1 hereof. Upon its execution of this Agreement, ISA shall pay to Joseph Turchyn an initial retainer in the form of an option to acquire one hundred thousand (100,000) shares of common stock, to be registered on form S-8 on or before June 30, 1997, as promulgated by the Securities and Exchange Commission, at an exercise price of $5.50 per share, which shall be exercisable in whole or in part and from time to time at the sole discretion of Joseph Turchyn for a period of three (3) years from the date of this Agreement. Additionally, Joseph Turchyn shall be granted an option to acquire twenty-five thousand shares, under Rule 144, or in such other form as to make the shares Joseph Turchyn acquires freely tradable, from Harry Kletter individually at an exercise price of $5.50 per share, which shall be exercisable in whole or in part and from time to time at the sole discretion of Joseph Turchyn.

2.2 In addition to the payment of retainer fees, ISA shall reimburse Joseph Turchyn for all reasonable, direct, out-of-pocket expense incurred on behalf of ISA, which shall include all reasonable travel-related, telephone and facsimile expenses, duplicating, printing, binding and courier expenses and fees of legal counsel provided, however, that the engagement of any such counsel shall have been pre-approved by ISA. Further, any item of expense exceeding two hundred and fifty dollars (USD $250) shall be pre-approved by ISA prior to occurrence.

3.0   ANNOUNCEMENT BY JOSEPH TURCHYN

3.1 If any transaction contemplated by this Agreement is completed, Joseph Turchyn may at his option and expense, place a conventional announcement in newspapers and periodicals of its choice stating that Joseph Turchyn has acted as financial advisor to ISA given, however, that ISA has the right to approve any announcement prior to publication.

4.0   NO AGENCY

4.1 Joseph Turchyn understands and acknowledges that this letter shall not create or imply any agency agreement between the parties. Joseph Turchyn shall not have the right to commit ISA, its officers, directors or shareholders in any manner except as shall have been specifically authorized in writing by ISA.

5.0   INDEMNIFICATION

5.1 In connection with the services which Joseph Turchyn has agreed to render to ISA herein, the Company shall indemnify Joseph Turchyn, him harmless against any losses, claims, damages or liabilities to which Joseph Turchyn may become subject in connection with his rendering of such services except for such loses, claims, damages or liabilities resulting from or arising out of the gross negligence or willful misconduct of Joseph Turchyn. Joseph Turchyn will promptly notify SIA upon receipt of any notices of claim or any threat to institute an action or proceeding for which he or any other person claims entitlement to indemnification pursuant to this provision and will promptly notify ISA after any such proceeding is commenced. In the event Joseph Turchyn becomes involved in any action or proceeding for which it is indemnified hereunder, the Company shall reimburse Joseph Turchyn for any reasonable legal or other expenses reasonably incurred by it in connection with investigating, preparing to defend or defending any lawsuits or other proceedings arising in any manner out of or in connection with the rendering of such services. ISA agrees that the indemnification and reimbursement commitment set forth in this Agreement shall apply whether or not Joseph Turchyn is a formal party to any such lawsuits or other proceedings, provided that Joseph Turchyn has a reasonable basis to believe that it is likely to be named in a formal action. Joseph Turchyn shall be entitled to retain separate counsel of his choice in connection with any of the matters to which such commitments relate and that such commitments shall extend upon the terms set forth in this Agreement to any controlling person, director, officer, employee or other agent of Joseph Turchyn.

5.2 In connection with the services which Joseph Turchyn has agreed to render to ISA herein, Joseph Turchyn shall indemnify ISA, its officers, directors, agents, and hold it harmless against any losses, claims, damages or liabilities to which ISA may become subject in connection with Joseph Turchyn's rendering of such services except for such losses, claims, damages or liabilities resulting from or out of the gross negligence or willful misconduct of ISA. ISA will promptly notify Joseph Turchyn upon receipt of any notices of claim or any threat to institute an action or proceeding for which he or any other person claims entitlement to indemnification pursuant to this provision and will promptly notify Joseph Turchyn after any such proceeding is commenced. In the event ISA becomes involved in any action or proceeding for which he is indemnified hereunder, Joseph Turchyn shall reimburse ISA for any reasonable legal or other expenses reasonably incurred by it in connection with investigating, preparing to defend or defending any lawsuits or other proceedings arising in any manner out of or in connection with rendering of such services. Joseph Turchyn agrees that the indemnification and reimbursement commitment set forth in this Agreement shall apply whether or not ISA is a formal party to any such lawsuits or other proceedings, provided that ISA has a reasonable basis to believe that it is likely to be named in formal action. ISA shall be entitled to retain separate counsel of its choice in connection with any of the matters to which such commitments relate and that such commitments shall extend upon the terms set forth in this Agreement to any controlling person, director, officer, employee or other agent of ISA.

5.3 The indemnity agreement contained in this Section 5.0 and the representations and warranties of ISA and Joseph Turchyn contained in this Agreement shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by Joseph Turchyn or on behalf of Joseph Turchyn or on behalf of ISA, its officers or directors or any other person controlling the Company or (iii) consummation of the transaction(s) contemplated by this Agreement.

6.0   MODIFICATION/SEVERABILITY

6.1 The Agreement represents the entire agreement between the parties which may not be amended or modified except in writing, and shall be binding upon and inure to the benefit of the parties and their successors and assigns. If any provision of this Agreement, or part thereof, shall be held to be invalid or unenforceable, it shall not affect the validity or enforceability of the remaining part or any other provision of this Agreement.

7.0   HEADINGS

7.1 Headings are for the convenience only and shall not affect the interpretation or meaning of the context thereunder.

8.0   REPRESENTATIONS AND WARRANTIES

8.1 By execution of this Agreement, each of the parties hereto represents and warrants the other party hereto, and each of the parties hereto shall be entitled to rely fully upon such representations, that (i) it has full and complete corporate authority to enter into this Agreement,
      (ii) that the officer executing on behalf of such party is duly empowered to so execute and, as of the date of this signing, holds in good standing the office indicated and (iii) that such party intends to be legally bound by the terms set forth herein which shall be governed and interpreted under the laws of the State of Illinois. Moreover, Joseph Turchyn represents and warrants to ISA that it will materially comply with all applicable securities laws; provided, however, that ISA acknowledges that Joseph Turchyn is a private advisory firm and not a broker-dealer for purposes of such laws.

                                    Industrial Services of America, Inc.




                                    ---------------------
                                    Harry Kletter

ACCEPTED AND AGREED TO:




By:   ____________________
      Joseph Turchyn